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                                                                      EXHIBIT 73


           JOINT PRESS RELEASE OLIMPIA SPA, PIRELLI & C. SPA, EDIZIONE
           -----------------------------------------------------------
              FINANCE INTERNATIONAL SA, EDIZIONE HOLDING SPA, BANCA
              -----------------------------------------------------
                       INTESA SPA, UNICREDITO ITALIANO SPA
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                     OLIMPIA SHAREHOLDERS WITHDRAW FROM THE
                               AGREEMENT WITH HOPA

Milan, 6 February 2006 - Olimpia SpA and its shareholders Pirelli & C. SpA, Edizione Finance International SA, Edizione Holding SpA, Banca Intesa SpA and Unicredito Italiano SpA today sent notification to Hopa SpA of their withdrawal from the agreement undersigned between the above-mentioned parties in 2003. Consequently, at the expiring date (May 8, 2006), the agreement will not be renewed.

The Board of Directors of Olimpia met today and resolved to appoint Mr. Stefano Bellaveglia, legal representative for Hopa, in place of Mr Emilio Gnutti, who earlier resigned from the position. Mr Bellaveglia will remain in that position until the Olimpia general shareholders meeting for the approval of Company's annual report.